EXHIBIT 35.5
SERVICER COMPLIANCE STATEMENT
American Express Bank, FSB
American Express Credit Account Master Trust
Reporting Period January 1, 2008 to December 31, 2008
The undersigned, a duly authorized officer of American Express Bank, FSB (“AEFSB”), a wholly-owned subsidiary of American Express Travel Related Services Company, Inc. (“TRS”), pursuant to the Supplemental Servicing Agreement dated as of June 30, 2004, between TRS, AEFSB, American Express Centurion Bank, American Express Receivables Financing Corporation III LLC, American Express Receivables Financing Corporation IV LLC, and American Express Receivables Financing Corporation II (the “Agreement”), does hereby certify that:
1. AEFSB performs certain servicing procedures on behalf of TRS under the Agreement.
2. The undersigned is duly authorized to execute and deliver this Certificate.
3. A review of AEFSB’s activities during the reporting period and of its performance under the Agreement has been made under my supervision.
4. To the best of my knowledge, based on such review, AEFSB has fulfilled all of its obligations under the Agreement in all material respects throughout the reporting period.
IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 25th day of March, 2009.

AMERICAN EXPRESS BANK, FSB
By:	/s/ Robert Radle
	Name:	Robert Radle
	Title:	Chief Financial Officer (tenure ending March 25, 2009)

By:	/s/ Christopher L. Cutshall
	Name:	Christopher L. Cutshall
	Title:	Vice President — Finance